Exhibit 99.1
VICTORY ENERGY ANNOUNCES FIRST QUARTER 2015 FINANCIAL RESULTS
Remains Focused On Near Term Acquisition Opportunities
AUSTIN, TX -- (Marketwired) – June 8, 2015 -- Victory Energy Corporation, (OTCQX: VYEY) ("Victory" or "the Company") a growth stage, Exploration and Production Company, today announced operating results for the three months ended March 31, 2015.

2015	First Quarter Highlights (Unaudited)

•	$2.44 million of total assets, Total assets

•	First quarter revenues were $128,568

•	Oil revenues increased $57,016 or 124% from $45,869 to $102,885 for the three months ended March 31, 2015 compared to the three months ended December 31, 2014.

•	Current quarter oil revenues were approximately 80% of total revenues

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The Company incurred capital expenditures of $2.1 million for lease acquisition, drilling and completion costs, and property acquisitions for the three months ended March 31, 2015, of which $1.0 million is accrued at March 31, 2015.

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At March 31, 2015, the Company held a working interest in 31 net wells located in the states of Texas and New Mexico. During the three months ended March 31, 2015, the Company participated in the completion of 5 (gross) and 0.10 (net) wells, respectively. All wells were successfully completed.

“The last six months have brought significant changes in the marketplace, with significant commodity pricing decreases negatively impacting the industry. In addition, the corresponding rapid shift in asset valuations has decreased reserve values for nearly every company and made access to capital difficult for many small independents. Even with these market conditions, Victory was able to add five gross wells in the first three months of the year that should contribute over $1,500,000 of NPV-10 reserves, priced at May NYMEX." said Kenny Hill, Victory Energy's CEO. “Although we were not able to complete the proposed merger with Lucas Energy, we were able to lay the groundwork for additional new capital and growth through acquisitions. Simultaneous with the Lucas endeavor, the company continued to identify and vet additional financing opportunities to accelerate growth through acquisitions during the downturn in oil prices. On May 29th, 2015 the company engaged MLV & Co. LLC, an independent full-service investment bank, to act as its financial advisor with respect to the placement of a new $75 million credit facility and potential follow-on offerings. Several acquisition targets are currently under review that offer more than 500 BOE/PD of net new production near-term to the company. When closed, full deployment of the credit facility, with current market prices should provide the basis to acquire in excess of 1,500 BOE/PD and transform the company in a very short period of time. I’m excited about the opportunities this new relationship can bring to the company and I look forward to sharing more information as we begin to close on the transactions.”
Victory Energy is an independent, growth oriented oil and natural gas Company focused on acquiring, developing and producing oil and natural gas properties and acquisitions in multiple Texas plays. Through its partnership interest in Aurora Energy Partners, the company is able to acquire needed capital when ideal projects, with specific capital return and development profiles become available. At March 31, 2015, the Company held a working interest in 31 wells.
The Company’s oil and gas revenue fluctuations are directly related to the volumes produced and the commodity prices paid over the respective periods presented. Oil revenues declined $13,341 or 11% from $116,226 to $102,885 for the three months ended March 31, 2015 compared to the three months ended March 31, 2014. Natural gas revenues declined $53,074 or 67% from $78,757 to $25,683 for the three months ended March 31, 2015 compared to the three months ended March 31, 2014. Total revenues decreased $66,415 or 34% to $128,568 for the three months ended March 31, 2015 from $194,983 for the three months ended March 31, 2014. The change in revenues from the three months ended March 31, 2015 as compared to March 31, 2014 is primarily the result of the decline in oil and natural gas commodity prices observed during the respective periods.
Lease operating expenses decreased $27,156 to $34,513 or 44% from $61,669 for the three months ended March 31, 2015. The decline is primarily the result of a decrease in the total aggregate working interests held by the Company during March 31, 2015 and March 31, 2014.
General and administrative expenses increased $1,162,449 or 241% to $1,644,364 for the three months ended March 31, 2015 from $481,915 for the three months ended March 31, 2014. The increase is primarily due to merger costs for professional fees, legal fees for ongoing litigations and share based compensation to consultants used in investor development. Merger termination related direct costs, as well as cost related to reserving notes or amounts receivable on advances made under the Premerger Collaboration funding agreements as uncollectible total $545,928.
Net loss attributable to Victory Energy was $1,546,573, or a loss of ($0.05) per share, for the three months ended March 31, 2015 compared to a loss of $435,303 and ($0.02), respectively, in the first quarter of 2014. The weighted average shares outstanding at March 31, 2015 were ~29.2 million shares compared to ~27.6 million as of December 31, 2014.
Victory Energy had $176,520 of cash and $2.44 million of total assets at March 31, 2014. Total shareholders' equity was $1.1 million at March 31, 2015.
About Victory Energy
Victory Energy Corporation (VYEY), is a public held, growth-oriented oil and gas exploration and production company based in Austin, Texas, with additional resources located in Midland, Texas. The company is focused on the acquisition and development of stacked multi-pay resource play opportunities in the Permian Basin that offer predictable outcomes and long-lived reserve characteristics. The company presently utilizes low-risk vertical well development, which offers repeatable and profitable outcomes. Current Company assets include interest in proven formations such as the Spraberry, Wolfcamp, Wolfberry, Mississippian, Cline and Fusselman formations. For additional information on the company, please visit www.vyey.com.
Safe Harbor Statement
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management's experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words "will," "potential," "believe," "estimated," "intend," "expect," "may," "should," "anticipate," "could," "plan," "project," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Among these forward-looking statements are statements regarding EURs, estimated BOE, estimated future gross undiscounted cash flow and estimated drilling and completion costs. Such forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including but not limited to, our ability to successfully complete pending acquisitions, integrate them with our operations and realize the anticipated benefits from the acquisitions, any unexpected costs or delays in connection with the acquisitions, changes to drilling plans and schedules by the operators of prospects, overruns in costs of operations, hazards, delays, and any other difficulties related to drilling for and producing oil or gas, the price of oil, NGLs, and gas, results of marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage and continue growth, and other factors described in the Company's most recent Annual Report on Form 10-K and any updates to those risk factors set forth in the Company's Quarterly Reports on Form 10-Q. Further information on such assumptions, risks and uncertainties is available in the Company's other filings with the Securities and Exchange Commission ("SEC") that are available on the SEC's website at www.sec.gov, and on the Company's website at www.vyey.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
Investor Relations Contact
Derek Gradwell
SVP Natural Resources
MZ Group North America
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us